UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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USA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)
SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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On December 8, 2009, the Shareholder Advocates for Value Enhancement posted the following information on the website www.saveusat.com:
SETTING THE RECORD STRAIGHT:
SAVE’S RESPONSE TO A NUMBER OF USAT ALLEGATIONS
In response to the campaign of the Shareholder Advocates for Value Enhancement (SAVE), USA Technologies (NASDAQ: USAT) has made claims that SAVE believes are misleading and distort the truth. Outlined below are a few of these claims, and the facts setting the record straight.
USAT CLAIM #1: “We have a seamless plan in place for improving USAT’s performance, based on effective and workable business and financial strategies.” (Letter to Shareholders, 12/1/09)
FACTS: This is NOT the first time we have heard management’s empty promises:

What they said:	What they did:

“This month, this quarter, this fiscal year will be the most exciting for USA Technologies. I’ve listed some of the reasons why. In the weeks and months ahead we will share more of the reasons with you as they unfold, and there are many.”
Reported record loss in FY 2007 of over $15 million.

- CEO’s Letter to Shareholders July 26, 2006

“The markets we serve are coming together. We invested aggressively...Now we are beginning to reap the rewards.”	Reported new record loss in FY 2008 of over $17 million

- CEO’s Letter to Shareholders September 2007

“With a strong balance sheet, growing revenue and on-going relationships with some of the most influential global companies, USA Technologies is on the path to continuous and accelerating growth.”	Reported revenues declined 25% and gross profit declined 16% in FY 2009.

- Quarterly earnings release Feb. 11, 2008
The simple fact is promises are not profits.
USAT CLAIM #2: “[SAVE’s Board of Director nominees] would not serve our shareholders well as directors of USAT” (Letter to Shareholders, 11/24/09) because:
Claim 2A: Mr. Michel was CEO of General Fiber when it filed for bankruptcy.
FACTS: Peter Michel was hired by General Fiber seven weeks prior to such bankruptcy filing specifically to assist the company in its distressed situation. He has built a career turning companies around.
He has also served on four corporate boards, led four separate companies as CEO, chaired five nonprofit boards and served as a policy-level executive in the federal government. Mr. Michel took over Brinks Home Security when the company was generating operating losses and the grew company from 66,000 customers in 22 U.S. markets to over 700,000 customers in 100+ markets covering 42 U.S. states and two Canadian provinces. When he resigned 12 years later, Brinks had over 2200 employees and $55 million in operating profit.
     Claim 2B: Mr. Gotcher agreed to resign as President and CEO of Altair Nanotechnologies.
FACTS: Alan Gotcher served three years as CEO of Altair, during that time revenues grew from $1.1mm to $9.1mm and the stock rose from $1.02 to $3.59 up 251%.
He is an expert in the development and commercialization of new technologies. Mr. Gotcher has been a CEO, a venture capitalist, a chief technology officer and the Director of R&D for various Fortune 500 companies. At Altair, Mr. Gotcher grew revenue year-over-year by 143% (‘04-’05), 54% (’05-’06) and 110% (’06-’07). For 14 years he worked at Avery Dennison as part of the senior management team, leading an organization with $3.3 billion in revenues where he was the Chief Technology Officer heading research, technology and product development efforts. He was the senior VP of manufacturing overseeing 88 facilities in 35 countries and he created two business units that each grew to over $125mm in sales.
     Claim 2C: Allegations were made against Mr. Tirpak 12 years ago.
FACTS: Bradley Tirpak was only included in this lawsuit 12 years ago because another employee without authorization released an internal memo with Mr. Tirpak’s name on it. Once Credit Suisse First Boston (CSFB) learned the facts, they removed Mr. Tirpak’s name from the memo, suspended the other employee and indemnified Mr. Tirpak. The SEC brought no enforcement action against Mr. Tirpak. The lawsuit was a CSFB issue. He remained at CSFB for three more years and was promoted.
He brings more than a decade of professional investing experience with CSFB, Caxton Associates, and Sigma Capital Management. He has experience with investments made in the payment processing industry including Visa, MasterCard, Redecard, Wirecard, Checkfree, Corillian and Online Resources, and has four years of operational experience in international telecommunications.
USAT CLAIM #3: “[SAVE’s nominees] are seeking employment and additional equity in USAT, and are using a disruptive and costly proxy contest to achieve their goals.” (Letter to Shareholders, 12/01/09)
FACTS: SAVE and its nominees have clearly stated their objectives from the start: to enhance value for USAT’s common shareholders and to ensure that management’s interests are aligned with those of common shareholders. SAVE wants to hold management accountable, not be management. SAVE’s committee members own more Common Stock than is directly owned by all of the current directors of USAT combined. The Committee did not launch a proxy fight to gain more equity. USAT’s stock — which is trading at a 95% discount to its 2003 price -— can be purchased easily and inexpensively on the open market.
USAT CLAIM #4: “The marketplace understands the progress the Company has made over the last year as the stock price of USAT one year ago today was $1.50 versus yesterday’s closing price of $1.70, up 13.3%.” (Letter to Shareholders, 11/20/09)
FACTS: What Mr. Jensen isn’t telling USAT shareholders is that 50% of that gain came on the day SAVE announced its intention to seat well qualified and truly independent Board nominees. Furthermore, what Mr. Jensen also fails to tell common shareholders is that, over the same time period, the Nasdaq composite outperformed shares of USAT almost ten fold. It appears what the market really understands is the need for sweeping reform at USAT.

USAT CLAIM #5: “Mr. Tirpak owns only 10,000 shares, or 0.04%, of our common stock as of the record date of the Annual Meeting.” (Letter to Shareholders, 11/20/09)
FACTS: Mr. Tirpak currently owns more than 100,000 common shares of USAT. He would have owned 100,000 shares as of the record date for the 2010 Annual Meeting had the Board not manipulated the election process to advance the meeting more than four months for no reason that we can determine other than to entrench management. Mr. Tirpak’s ownership on September 30, 2009, the record date is irrelevant to his commitment the Company.
Further, George Jensen himself owns directly (i.e., excluding those shares he may be deemed to own beneficially but in which he has no direct economic interest) only 65,802 common shares as of the record date and, as far as we can tell based on Company disclosure, currently. Worse, this economic interest in the common stock (valued at under $110,000 based on the Friday, November 27, 2009 closing price of $1.60) is dwarfed by his economic interest in the debt like preferred stock he owns (with a liquidation value of approximately $2.5 million as of the end of the first quarter of fiscal year 2010) giving Mr. Jensen different and potentially conflicting interests to the interests of common shareholders.
Frankly, we are surprised the Company would focus on share ownership, given that the two members of the Committee own more Common Stock than is directly owned by all of the current directors of USAT combined.
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ADDITIONAL INFORMATION
On November 30, 2009, Shareholder Advocates for Value Enhancement (SAVE) filed a definitive proxy statement on Schedule 14A for the election of its slate of director nominees at the annual meeting of Stockholders of USA Technologies, Inc. scheduled to be held on December 15, 2009 (the “Annual Meeting”), which definitive proxy statement is being disseminated to shareholders. SHAREHOLDERS OF USA TECHNOLOGIES, INC. ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION.
The Proxy Statement and all other soliciting materials filed by SAVE will be available at: http://WWW.SAVEUSAT.COM.
Shareholder Advocates for Value Enhancement (SAVE) is an independent group of investors in USA Technologies. Inc. (“USAT”), whose members, Bradley M. Tirpak and Craig W. Thomas, are committed to enhancing long-term value for USAT shareholders by advocating for improved corporate governance, efficient operations and compensation changes. http://WWW.SAVEUSAT.COM.